Exhibit 1a

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-31636) of Mettler Toledo International, Inc., of our report dated June 10, 2004 relating to the financial statements and schedule of the Mettler-Toledo, Inc. Enhanced Retirement Savings Plan, which appear in this Form 11-K.

/s/    Clark, Schaefer, Hackett & Co.

Columbus, Ohio

June 10, 2004